EMPLOYMENT AGREEMENT


     AGREEMENT dated as of August 31, 1998 between Jack of All Games, Inc., an Ohio corporation (the "Employer" or the "Company"), and Thomas Rosenbaum (the "Employee").

                              W I T N E S S E T H :

     WHEREAS, the Employer desires to employ the Employee as its Senior Vice President and to be assured of his services as such on the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee is willing to accept such employment on such terms and conditions; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

          1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a five (5) year period commencing as of the date of this Agreement (the "Effective Date") (any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year") unless earlier terminated pursuant to Section 6 hereof.

          2. Employee Duties.

               (a) During the term of this Agreement, the Employee shall have the duties and responsibilities of Senior Vice President reporting directly to the Chief Executive Officer and the Board of Directors (the "Board") of the Employer. It is understood that such duties and responsibilities shall be reasonably related to the Employee's position.

               (b) The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices located at 2909 Crescentville Road, Ohio, 45069, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company.


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          3. Compensation.

               (a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $140,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary may be increased from time to time at the discretion of the Board.

               (b) In addition to the foregoing, and subject to the terms and conditions of the 1997 Stock Option Plan (the "Plan") of Take-Two Interactive Software, Inc. (the "Parent"), of which a copy of the Plan has been made available to the Employee, the Employee shall be granted as a matter of separate agreement, and not in lieu of Salary or any other compensation for services, the right and option (the "Option") in the form of incentive stock options to the extent available, to purchase pursuant to the Plan all or any part of an aggregate of up to 25,000 shares of the authorized but unissued common stock, par value $.01 per share, of the Parent (the "Shares"), at the exercise price of $5.625 per Share, exercisable during the five (5) year period with respect to any incentive stock options, or ten (10) year period (with respect to all other options granted pursuant hereto) commencing as of the date hereof and terminating on the close of business on August 31, 2008 or August 31, 2003, respectively, as follows: (i) 12,500 of the Shares are immediately vested and may be purchased as of the date hereof and (ii) an additional 12,500 of the Shares may be purchased commencing on the first anniversary hereof; and then, only to the extent that the Employee is otherwise still eligible under the terms of the Plan; provided, however, in the event that the Employee is terminated by reason of death or disability pursuant to Section 6(b) hereof or in the event of any transaction pursuant to Section 4 of the Plan, any options not vested at the time of termination pursuant thereto shall immediately vest.

          4. Benefits.

               (a) During the term of this Agreement, the Employee shall have the right to receive or participate in all benefits and plans, as set forth on Schedule A hereto ("Benefits"), or as the Company and Parent may from time to time institute during such period for its senior management employees and for which the Employee is eligible. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Employee pursuant to this Agreement.

               (b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are available to the Company's senior management

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          employees. Such vacation may be taken in the Employee's discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

          5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses.

          6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

               (a) By action taken by the Board, the Employee may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this
          Section 6(a), the Employer shall have no further obligation or duties to the Employee and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

               (b) In the event of (i) the death of the Employee or (ii) the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, (the "Disability Period") during which Disability Period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), (y) any options granted pursuant to Section 3(c) hereof and not yet vested shall immediately vest in the Employee and (z) the Employer shall have no further obligations or duties to the Employee, except payment of Salary and such incentive compensation and Benefits, if any, having accrued to the Employee pursuant to Section 3(b) hereof through the date of death or the expiration of the Disability Period, as applicable, and as provided in Sections 5.

               (c) In the event that Employee's employment with the Employer is terminated by action taken by the Board without cause, then the Employer shall have no further obligation or duties to Employee, except for (i) payment of Salary and such incentive compensation, if any, having accrued to the Employee (or having vested, in the case of the Options) as provided in Section 3 hereof through the date of termination and as provided in Section 5, and (ii) payment of Salary and health and life insurance benefits as indicated on Schedule A hereto for 30 months following the date of such termination or the remaining term of this Agreement, whichever is less, and Employee shall

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          have no further obligations or duties to the Employer, except as provided in Section 7.

               (d) For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform his duties under this Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony, (iv) gross negligence on the part of the Employee resulting in material harm to the Company or
          (v) other willful misconduct of the Employee in the performance of his duties hereunder resulting in material harm to the Company. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (iv) above.

               (e) Notwithstanding anything to the contrary contained in this
          Section 6, in the event that the Employee terminates his employment for any reason during the term of this Agreement (other than in the event of death), the provisions of Sections 7(b) (non-compete) and 7(c) (non-solicitation) (the "Restrictive Covenants") shall be extended from one (1) year to 30 months after the date of termination; provided, however, in no event shall the period of the Restrictive Covenants be extended beyond the six (6) year anniversary of the Effective Date.

          7. Confidentiality; Noncompetition. In addition to and supplementing the covenants contained in Section 5.2 of the Agreement and Plan of Merger (the "Merger Agreement"), dated August 22, 1998, among the Parent, JAG Acquisition Corp., Jack of All Games, Inc. and Employee, the Employer and Employee agree as follows:

               (a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement may result in the Employee being in possession of confidential information relating to the business practices of the Company and the Parent. The term "confidential information" shall mean any and all information (verbal and written) relating to the Company, the Parent or any of their respective affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: existing and proposed projects, source codes, object codes, forecasts, assumptions, trade secrets, personnel lists, financial information, research projects, services, pricing, customers,

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          customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, at any time during or after the termination of his employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company or Parent and that Employee agrees that all confidential information shall be the sole property of the Company.

               (b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment (subject to Sections 6(c) and 6(e) hereof), directly or indirectly, within any county (or adjacent county) in the States of Ohio and New York or in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Parent's or the Company's business activities engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment.

               (c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment (subject to Sections 6(c) and 6(e) hereof), directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Parent's or Company's business activities including, without limitation, the solicitations of the Parent's or Company's customers, or persons listed on the personnel lists of the Parent or Company. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Parent or Company.

               (d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Parent or Company, including the Employee, to discontinue or alter his or its relationship with the Parent or Company.

               (e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which

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          refer or relate to any aspect of the business of the Company or Parent which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

               (f) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

               (g) The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

               (h) The rights and remedies enumerated in Section 7(g) shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

               (i) If any provision contained in this Section 7 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

               (j) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without

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          invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

          8. General. This Agreement is further governed by the following provisions:

               (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or three (3) days after being mailed.

               To the Employer:

                           Jack of All Games, Inc.
                           2909 Crescentville Road
                           Cincinnati, OH 45069
                           Attention: Chief Executive Officer
                           Telecopier: (513) 326-3026

               With copies to:

                           Take-Two Interactive Software, Inc.
                           575 Broadway
                           New York, New York  10012
                           Attention:  Ryan A. Brant, Chief Executive Officer
                           Telecopier:

                           and

                           Tenzer Greenblatt LLP
                           405 Lexington Avenue
                           New York, New York  10174
                           Attention:  Kenneth Selterman, Esq.
                           Telecopier:  212-885-5001

               To the Employee:

                           Thomas Rosenbaum
                           c/o Jack of All Games, Inc.
                           2909 Crescentville Road
                           Cincinnati, OH 45069

                           Telecopier: _____________________

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               With a copy to:

                           Keating Muething & Klekamp, P.L.L.
                           One East Fourth Street
                           Cincinnati, Ohio 45202
                           Attention:  Gehl Babinec, Esq.
                           Telecopier: (513) 579-6457

               (b) Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

               (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever; provided that the provisions of Section 5.2 of the Merger Agreement shall also apply to Employee. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

               (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York City, New York, or in the state and county in which such violation may occur, at Employer's election.

               (e) Employee Warranty. Employee hereby warrants and represents as follows:

                    (i) That the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

                    (ii) Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

          (f) Company Warranty. The Company hereby warrants and represents that the execution of this Agreement and the discharge of the Company's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Company and any other party or parties.

          (g) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a

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     court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

          (h) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.


                                     JACK OF ALL GAMES, INC.

                                     By: /s/ Ryan A. Brant
                                         -------------------------------------
                                        Name:  Ryan A. Brant
                                        Title: Chairman of the Board



                                         /s/ Thomas Rosenbaum
                                         -------------------------------------
                                            Thomas Rosenbaum